Exhibit 3 - Instruments Defining the Rights of Security Holders (Convertible Notes)

Exhibit 3.1 Senior Secured Convertible Promissory Note - Golden Triangle Ventures
Exhibit 3.2 Convertible Promissory Note - Mark Anthony Gaalass
Exhibit 3.3 Convertible Promissory Note - Suzanne Leigh
Exhibit 3.4 Convertible Promissory Note - Tom Zarro